Exhibit 4.13

SUBSCRIPTION AGENT AGREEMENT

[                    ], 2015

Continental Stock Transfer & Trust Company

17 Battery Place – 8th Floor

New York, NY 10004

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Opexa Therapeutics, Inc., a Texas corporation (the “Company”), hereby confirms its arrangements with you as follows:

1.	Rights Offering - The Company is offering (the “Rights Offering”) non-transferable rights (the “Subscription Rights”) pursuant to which the holders thereof (the “Rights Holders”) are entitled to subscribe for Units, (the “Units”), each Unit comprised of one share of the Company’s common stock, $0.01 par value (the “Common Stock”) and one warrant to purchase an additional share of Common Stock (the “Warrants”). Such Subscription Rights are being distributed to all shareholders of record of Common Stock (“Record Date Shareholders”) as of 5:00 p.m., Eastern Time, on [ ] (the “Record Date”), as well as to Series L warrant holders of the Company who are entitled to participate in the Rights Offering pursuant to the terms of their warrants (“Participating Warrant Holders”). The Subscription Rights, Units, Common Stock and Warrants are described in a prospectus dated [ ], 2015 (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

As described in the Prospectus, the Company is issuing to Record Date Shareholders and the Participating Warrant Holders Rights to subscribe for up to 28,776,419 Units. Each Record Date Shareholder is being issued one Subscription Right for each share of Common Stock owned on the Record Date and each Participating Warrant Holder is being issued one Subscription Right for each share of Common Stock into which the warrants held by such Participating Warrant Holder are exercisable as of the Record Date. No fractional Subscription Rights will be issued, and any fractional Subscription Rights resulting from the issuance of the Subscription Rights will be rounded down to the next whole Subscription Right. The Subscription Rights entitle each Rights Holder to acquire one Unit for every Subscription Right held, which is referred to as the basic subscription right (the “Basic Subscription Right”). Subscription Rights may be exercised at any time during the subscription period (the “Subscription Period”), which commences on [        ], 2015 and ends at 5:00 p.m., Eastern Time, on [        ], 2015, the expiration date, unless extended by the Company (as may be so extended, the “Expiration Date”).

The subscription price for the Units (the “Subscription Price”) is $[        ].

Units not subscribed for by Rights Holders as part of the Basic Subscription Rights (the “Remaining Securities”) will be offered, by means of the over-subscription privilege (the “Over-Subscription Privilege”) to the Rights Holders, in each case only to the extent such Rights Holder has fully exercised the Subscription Rights issued to it and wishes to acquire more than the number of Units they are entitled to purchase pursuant to the Basic Subscription Right and on the terms and subject to the conditions set forth in the Prospectus, including as to proration and stock ownership limitations. The Subscription Rights will be evidenced by Subscription Rights certificates (the “Subscription Rights Certificates”).

2.	Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Subscription Rights offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

a.	the Prospectus

b.	form of Subscription Rights Certificate
c.	Instructions as to Use of Subscription Rights Certificate
d.	Letter to Shareholders Who are Record Holders
e.	Notice of Important Tax Information
f.	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Secretary of the Company

As soon as is reasonably practical, you shall mail or cause to be mailed to each Record Date Shareholder and Participating Warrant Holder at the close of business on the Record Date a Subscription Rights Certificate evidencing the Subscription Rights to which such holder is entitled, a Prospectus, an Instruction as to Use of Subscription Rights Certificate, a Letter to Shareholders Who are Record Holders, a Notice of Important Tax Information, and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Rights Certificates which you will prepare and issue in the names of the Record Date Shareholders and Participating Warrant Holders for the number of Subscription Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Rights Certificates.

4.	Subscription Procedure -

(a)  Upon your receipt prior to 5:00 p.m., Eastern Time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Rights Certificate (except as provided in paragraph 5 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order (without deduction for bank service charges or otherwise) to the order of “Continental Stock Transfer & Trust Company, as Subscription Agent for Opexa Therapeutics, Inc.,” you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b), (c) and (d) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Subscription Right duly subscribed for (pursuant to the Basic Subscription Right and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b)  As soon as practicable after the Expiration Date you shall calculate the number of shares of Units to which each subscriber is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right. The remaining securities will be available for issuance pursuant to the Over-Subscription Privilege. Where there are sufficient Remaining Securities to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of additional securities subscribed for. If Over-Subscription Privilege requests exceed the number of Units available, however, the available Units will be allocated pro rata among record holders exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock or underlying Series L warrants each of those record holders owned on the Record Date, relative to the number of shares owned or underlying Series L warrants on the Record Date by all record holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any record holder receiving a greater number of shares than the record holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such record holder will be allocated only that number of Units for which the record holder oversubscribed, and the remaining Units will be allocated among all other record holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. Any fractional Remaining Securities to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole Unit.

(c)  Upon calculating the number of Remaining Securities to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d)  Upon calculating the number of Remaining Securities to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional Remaining Securities subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Remaining Securities is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-Subscription Privilege are mailed.

(e)  Funds received by you pursuant to the Basic Subscription Right and the Over-Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional securities subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Units sold in the Rights Offering.

5.	Defective Exercise of Subscription Rights; Lost Subscription Rights Certificates - The Company shall have the absolute right to reject any defective exercise of Subscription Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Subscription Rights. If any Subscription Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

6.	Delivery - You shall deliver to the Company the exercised Subscription Rights Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Subscription Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Rights Certificates.

7.	Reports - You shall notify the Company by telephone on or before the close of business on each business day during the period commencing 5 business days after the mailing of the Subscription Rights and ending at the Expiration Date (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Subscription Rights exercised on the day covered by such daily notice and the name and address of each such exercising Rights Holder, (ii) the number of Subscription Rights for which defective exercises have been received on the day covered by such daily notice, (iii) the cumulative total of the information set forth in clauses (i) through (iii) above, (iv) for each soliciting broker-dealer, the number of Subscription Rights exercised indicating such broker-dealer as the broker-dealer with respect to such exercise and the individuals identified as having solicited each such exercise, and (v) such other information as the Company may reasonably request. At or before 5:00 p.m., Eastern Time, on the first trading day following the Expiration Date, you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (v) above. You shall also maintain and update a listing of Rights Holders who have fully or partially exercised their Subscription Rights and Rights Holders who have not exercised their Subscription Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph as any of them shall request.

8.	Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Neil K. Warma - Chief Executive Officer

Karthik Radhakrishnan - Chief Financial Officer

9.	Payment of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount specified in the Fee Schedule attached hereto. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering, plus any out-of-pocket expenses associated with such extension.

10.	Counsel - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

11.	Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

12.	Notices - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed facsimile or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or facsimile, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

Opexa Therapeutics, Inc.

2635 Technology Forest Blvd.

The Woodlands, TX 77381

Attn: Karthik Radhakrishnan

Telephone: (281) 775-0624

Facsimile: (281) 272-1088

(b)	If to you, to:

Continental Stock Transfer & Trust Company

17 Battery Place – 8th Floor

New York, NY 10004

Attn: Compliance Department

Telephone: (212) 845-3287

Facsimile: (212) 616-7616

13.	Miscellaneous -

(a)  This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws, rules, or principles.

(b)  No provision of this agreement may be amended, modified, or waived, except in writing signed by all of the parties hereto.

(c)  Except as expressly set forth elsewhere in this agreement, all notices, instructions, and communications under this agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 12 to such other address as a party hereto shall notify the other parties in writing.

(d)  In the event that any claim of inconsistency between this agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to Continental’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this agreement.

(e)  If any provision of this agreement shall be held illegal, invalid, or unenforceable by an court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties hereto to the full extent permitted by applicable law.

(f)  This agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(g)  This agreement may not be assigned by any party without the prior written consent of all parties.

(h)  This agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

OPEXA THERAPEUTICS, INC.

By:
Name:	Neil K. Warma
Title:	President & Chief Executive Officer

Agreed & Accepted:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:

Title:

Fee Schedule

Flat fee of $[                ]

Plus reasonable out-of-pocket expenses